Exhibit 99.9

Execution Version

BOFA SECURITIES, INC.

BANK OF AMERICA, N.A.

ONE BRYANT PARK

NEW YORK, NEW YORK 10036

December 18, 2019

ChampionX Holding Inc.

11177 S. Stadium Drive

Sugar Land, Texas 77478

Re:	Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”, “us”) and BofA Securities, Inc. (or any of its designated affiliates, “BofA Securities”) that an entity identified to us as “Athena” (“Athena”), a newly formed Delaware subsidiary of Athena (“Merger Sub”), ChampionX Holding Inc. (“you”, “Spinco” or the “Borrower”) and an entity identified to us as “Parent” (“Parent”) intend to consummate the transactions (the “Transactions”) described under the section entitled “Transactions” in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Summary of Terms”). Capitalized terms without definition in this Commitment Letter shall have the meanings given to such terms in the Summary of Terms.

You have also advised Bank of America and BofA Securities that you intend to finance the Transactions in part with the Term Facility (as defined in the Summary of Terms).

1.    In connection with the foregoing, Bank of America is pleased to advise you of its commitment to provide 100% of the aggregate principal amount of the Term Facility and to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Term Facility, all upon and subject to the terms and conditions set forth in this letter (this “Commitment Letter”) and in the Summary of Terms and the Summary of Additional Conditions (the “Summary of Additional Conditions”) attached as Exhibit B hereto, each as incorporated herein by this reference. It is agreed that BofA Securities will act as the sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Term Facility, and BofA Securities will use its commercially reasonable efforts to form a syndicate of financial institutions and institutional lenders (collectively, with Bank of America, the “Lenders”) for the Term Facility in consultation with you. Notwithstanding any other provision of this Commitment Letter to the contrary, (x) Bank of America shall not be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the funding of the initial loans on the Closing Date, (y) no such assignment or novation shall become effective with respect to any portion of Bank of America’s commitment in respect of the Term Facility until the initial funding of the Credit Facilities on the Closing Date, and (z) unless you otherwise agree in writing, Bank of America shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the funding of the initial loans on the Closing Date.

It is agreed that BofA Securities shall have “left” placement in any and all marketing materials used in connection with the Term Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement.

You agree that no book runners, agents, co-agents or other arrangers will be appointed and no other titles will be awarded in connection with the Term Facility unless you and the Lead Arranger shall mutually agree.

2.    The Lead Arranger intends to commence syndication efforts promptly upon execution of this Commitment Letter, and you agree to use your commercially reasonable efforts to actively assist the Lead Arranger in achieving a syndication that is reasonably satisfactory to the Lead Arranger and you of the Term Facility until the date that is the earlier of (x) the completion of a Successful Syndication (as defined in the Fee Letter (as defined below)) and (y) 30 days after the date of initial funding of the Term Facility (the “Closing Date”) (such earlier date, the “Syndication Date”). Such assistance shall include, without limitation, (a) your providing and causing your advisors to provide (and your using commercially reasonable efforts to cause Athena, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, to provide) the Lead Arranger and the Lenders upon request with all information available to you reasonably deemed necessary by the Lead Arranger to complete syndication; (b) your assistance (and your commercially reasonable efforts in causing Athena, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, to assist) in the preparation of a customary information memorandum (the “Information Memorandum”) in form and substance customary for transactions of this type and otherwise reasonably satisfactory in form and content to the Lead Arranger and you and other customary materials to be used in connection with the syndication of the Term Facility (collectively, the “Information Materials”) and your using commercially reasonable efforts to provide a period of at least 10 consecutive business days (commencing no earlier than January 6, 2020) for the Lead Arranger to seek to syndicate the Term Facility following your delivery of the Information Memoranda and the financial statements required under paragraph (vi) in Exhibit B; provided that the Lead Arranger has used commercially reasonable efforts to provide customary assistance to you in preparing the Information Memorandum and providing all information customarily delivered by financing arrangers to borrowers in connection with the Information Memorandum; (c) your using commercially reasonable efforts, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, to ensure that the syndication efforts of the Lead Arranger benefit from Athena’s existing lending and banking relationships, (d) your using commercially reasonable efforts to obtain (and your using commercially reasonable efforts to cause Athena, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, to obtain) with our assistance, prior to the launch of syndication, public corporate ratings of Athena and ratings of the Term Facility from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services (but no specific rating in either case); and (e) making your senior management and advisors (and your using commercially reasonable efforts to cause Athena, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, to make its senior management and advisors) available from time to time to attend and make presentations regarding the business of Athena, the Borrower and their respective subsidiaries, as appropriate, at one meeting (or, if reasonably acceptable to you and the Lead Arranger, a telephone, video or other electronic conference in lieu of such meetings) of prospective Lenders at reasonable times and with reasonable notice to you and at locations to be reasonably agreed. In addition to the foregoing, prior to the Syndication Date, you will (A) ensure that no debt securities, credit facilities, bank or other debt financing, in each case, constituting debt for borrowed money for the Borrower or any of its subsidiaries (other than any such subsidiaries that shall no longer be a subsidiary of the Borrower following the Distribution) and (B) use commercially reasonable efforts to ensure, to the extent practical and appropriate and in all instances not in contravention of the Acquisition Agreement, that no debt securities, credit facilities, bank or other debt financing, in each case, constituting debt for borrowed money for Athena or any of its subsidiaries is announced, syndicated, offered, issued or placed without the prior written consent of the Lead Arranger if such financing, syndication, offering, issuance or placement would reasonably be expected to have a material adverse effect upon the syndication of the Term Facility hereunder, it being agreed that the foregoing shall not apply to the Backstop Facility; the amendment of the Existing Athena Credit

Agreement; revolver drawings under the Existing Athena Credit Agreement; ordinary course working capital facilities, cash pooling agreements, bilateral working capital and letter of credit facilities, overdraft facilities and other cash management arrangements; financing leases; letters of credit; purchase money debt or equipment financings and any debt permitted to be incurred by Athena under the Acquisition Agreement (or any ordinary course amendments, renewals or modifications of any of the foregoing). It is understood and agreed that the Borrower shall use commercially reasonable efforts to cause Athena to cause the joint lead arrangers and bookrunners engaged in syndicating and providing the Backstop Facility and the amendment to the Existing Athena Credit Agreement to coordinate their syndication efforts with the Lead Arranger and the syndication of the Term Facility. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, the compliance with any of the provisions of this paragraph shall not constitute a condition to the commitments hereunder or the funding of the Term Facility. It is understood and agreed that your obligations set forth in this paragraph shall be subject to the limitations of any confidentiality agreement binding on you or your subsidiaries, attorney-client privilege and, regarding Athena and its subsidiaries, your right to request information concerning Athena and its subsidiaries set forth in the Acquisition Agreement, and will not require you, under any circumstance, to take any action that is not practical, appropriate or reasonable in light of the circumstances or in contravention of the terms of the Acquisition Agreement.

3.    It is understood and agreed that the Lead Arranger will manage all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Term Facility will receive compensation from you in order to obtain its commitment, except as reasonably agreed by us. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole discretion of the Lead Arranger.

4.    You hereby represent and warrant (solely to your knowledge, with respect to information relating to Athena or its subsidiaries) that (a) all written information concerning Athena, the Borrower and their respective subsidiaries, other than Projections (as defined below) and other forward-looking information and other information of a general economic or industry-specific nature, which has been or is hereafter made available to the Lead Arranger or the Lenders by you or any of your subsidiaries or authorized representatives, or by Athena or any of Athena’s subsidiaries or authorized representatives (solely to your knowledge, with respect to information relating to Athena or its subsidiaries) in connection with the Transactions (the “Information”) when furnished to us, when taken as a whole, will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto), and (b) all financial projections and estimates concerning Athena, the Borrower and their respective subsidiaries that have been or are hereafter made available to Lead Arranger or the Lenders by you or any of your subsidiaries or authorized representatives or by Athena or any of Athena’s subsidiaries or authorized representatives (solely to your knowledge, with respect to information relating to Athena or its subsidiaries) (the “Projections”) have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made (it being recognized by the Lead Arranger that such Projections are as to future events, are merely estimates, and are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurances are given that any particular Projections will be realized, that such Projections are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ from the projected results, and that such differences may be material). You agree that if at any time prior to the later of (x) the Closing Date and (y) the Syndication Date, you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances at such time. In arranging and syndicating the Term Facility, the Lead Arranger is and will be using and relying on the Information and the Projections without independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the accuracy of any representation or warranty under this paragraph, any supplement thereto nor your compliance with the provisions of this paragraph shall constitute a condition precedent to the availability and initial funding of the Term Facility on the Closing Date.

You acknowledge that (a) BofA Securities and/or Bank of America on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system, in each case, subject to market standard click through or similar confidentiality agreement (reasonably approved by you) and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to you, Athena, Parent or any of your or their subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will use your commercially reasonably efforts to assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall, and shall use commercially reasonable efforts to cause Athena to, provide us with, in each case, a customary letter authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom. In addition, at our reasonable request, you shall, and shall use commercially reasonable efforts to cause Athena to, identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”.

You agree that BofA Securities and/or Bank of America on your behalf may distribute the following documents to all prospective Lenders, unless you advise BofA Securities and Bank of America in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders provided that you have been given reasonable time to review such documents and comply with the applicable SEC disclosure obligations: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda in each case to the extent submitted to you for your review prior to distribution, (b) notifications of changes to the Term Facility’s terms and (c) drafts and final versions of the Credit Documentation (as defined below). If you advise us that any of the foregoing items should be distributed only to Private Lenders, then BofA Securities and Bank of America will not distribute such materials to Public Lenders without your approval.

5.    The commitment provided by Bank of America to provide the Term Facility hereunder is subject to the satisfaction of only the following conditions precedent: (a) the conditions set forth in the Summary of Additional Conditions, and under the heading, “Conditions Precedent to the Closing Date”, in the Summary of Terms and (b) satisfaction of the Certain Funds Provisions (as defined below) (collectively, the “Financing Conditions”).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or other undertaking concerning the Term Facility to the contrary, (i) without limiting clause (ii) below, the only representations and warranties relating to Athena, its subsidiaries and its businesses the accuracy of which shall be a condition to the availability of the Term Facility on the Closing Date shall be the representations and warranties made by or with respect to Athena and its subsidiaries and its businesses in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you or Parent have the right to terminate your obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (ii) the only representations and warranties made by the Borrower and Guarantors the accuracy of which shall be a condition to the availability of the Term Facility on the Closing Date shall be the Specified Representations (as hereinafter defined). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and Guarantors (and, in the case of the solvency certificate, Athena) set forth in the Credit Documentation relating to corporate status, corporate power and authority to enter into and the performance of the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation (in each case, related to the entering into and performance of the applicable Credit Documentation), no conflicts of the Credit Documentation with or consents required therefor under charter documents, solvency as of the Closing Date (after giving effect to the Transactions) of Athena and its subsidiaries on a consolidated basis (such representation and warranty to be made in the solvency certificate in the form set forth in Exhibit C), Federal Reserve margin regulations, the use of proceeds of the Loans not violating OFAC or FCPA, PATRIOT Act, the Investment Company Act, and the creation, validity and perfection of the security interest granted in the Collateral immediately following and after giving effect to the Transactions and the actions contemplated by the following parenthetical, subject to permitted liens as set forth in the Credit Documentation (it being understood that to the extent any security interest in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement in the applicable UCC filing office or the delivery of certificates evidencing equity interests of the Borrower or the Guarantors’ material, wholly owned domestic subsidiaries) with respect to which a lien is required to be provided under the Credit Documentation cannot be provided on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the provision of such perfected security interests shall not constitute a condition precedent to the availability of the Term Facility on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed). The provisions of this paragraph are referred to herein as the “Certain Funds Provisions.”

6.    You acknowledge that the Lead Arranger may be providing financing or other services to parties whose interests may conflict with yours or Athena’s. The Lead Arranger agrees that it will not furnish confidential information obtained from you or Athena to any of its other customers and that it will treat confidential information relating to you, Athena and your respective affiliates with the same degree of care as it treats its own confidential information and in accordance with the other terms of this Commitment Letter. The Lead Arranger further advises you that it will not make available to you or Athena confidential information that it has obtained or may obtain from any other customer.

7.    You agree that this Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent (not to be unreasonably withheld, conditioned or delayed) except (i) on a confidential basis to your and your affiliates’ (including, but not limited to Parent’s and its subsidiaries’) respective officers, directors, employees, agents, advisors, affiliates, attorneys, accountants, professionals and other experts or agents, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law, rule or regulation), (iii) to the extent any such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (iv) you may disclose the aggregate fee amount contained in the Fee Letter (as defined below) as part of the Projections, pro forma information or generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials or in any public or regulatory filing requirement, (v) this Commitment Letter may be disclosed to any rating agency in connection with the Transactions, (vi) you may disclose this Commitment Letter (including the Summary of Terms) and the Fee Letter on a confidential basis to Athena in connection with their consideration of the Transactions and (vii) in connection with the enforcement of your rights hereunder or under the Fee Letter.

8.    The Lead Arranger and its affiliates shall use all information provided to it by or on behalf of you, Parent, Athena or any of your or their respective subsidiaries hereunder and in connection with the Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Lead Arranger or its affiliates from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Lead Arranger agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation and to only disclose that information necessary to fulfill such order or requirement), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Lead Arranger or any of its affiliates (in which case the Lead Arranger agrees, other than in the case of routine or ordinary course audits or examinations conducted by regulatory agencies or bank accountants, to promptly notify you, in advance of such disclosure, to the extent permitted by applicable law, rule or regulation and to only disclose that information necessary to fulfill such request or demand), (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Lead Arranger, (iv) on a confidential basis to the Lead Arranger’s affiliates and the Lead Arranger’s and its affiliates’ employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and directed by the Lead Arranger to treat such information in accordance with the terms of this paragraph (with the Lead Arranger responsible for its affiliates’ and its affiliates’ employees, legal counsel, independent auditors and other experts or agents compliance with this paragraph), (v) to the extent that such information is received by the Lead Arranger from a third party that is not to the Lead Arranger’s knowledge subject to confidentiality obligations to you, Parent or any of your or its subsidiaries, (vi) to the extent that such information is independently developed by the Lead Arranger without use of the confidential information received from you, Parent, Athena or any of your or their respective subsidiaries hereunder or in connection with the Transactions, (vii) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the Lead Arranger, including as may be agreed in any confidential information memorandum or other marketing material) or (viii) to market data collectors, with such information to consist of deal terms and other information customarily found in such publications, but limited to (a) the name and industry of the Borrower, (b) the Closing Date, (c) the aggregate principal amount of the Term Facility as of the Closing Date, (d) the maturity date of the Term Facility, (e) the agent roles of the Lead Arranger and (f) pricing information relating to the Term Facility. This paragraph shall terminate on the first anniversary of the date hereof; provided, however, with respect to the Lead Arranger, the obligations of this paragraph shall terminate on the Closing Date (in which case the confidentiality provisions of such Credit Documentation shall be deemed to supersede in their entirety the confidentiality provisions of this Commitment Letter).

9.    As consideration for the commitments provided by Bank of America and for the services to be provided by the Lead Arranger in each case under this Commitment Letter, you agree to pay or cause to be paid to the parties specified therein the fees set forth in the fee letter dated the date hereof and delivered herewith with respect to the Term Facility (the “Fee Letter”) on the terms and subject to the conditions set forth therein.

10.    The Borrower’s and its affiliates’ rights and obligations under any other agreement with the Lead Arranger or any of its affiliates that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by the Lead Arranger’s or Bank of America’s performance or lack of performance of services hereunder. You acknowledge that the Lead Arranger or its affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to you or other companies that may be involved in a competing transaction. You hereby agree that the Lead Arranger or Bank of America may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between the Lead Arranger or Bank of America, the Borrower and their respective affiliates in connection with the engagement contemplated hereby, on the one hand, and the exercise by the Lead Arranger or any of its affiliates of any of their rights and duties under any credit or other agreement, on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

11.    You agree to indemnify and hold harmless the Lead Arranger, Bank of America and their respective affiliates and their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”), from and against any and all claims, damages, losses and liabilities (in each case, other than any anticipated and unrealized profits) and reasonable and documented out-of-pocket fees and expenses incurred in connection therewith (limited to, in the case of fees, disbursements and other charges of counsel, the reasonable and documented fees and expenses of one primary external counsel to the Indemnified Parties, taken as a whole, and, if reasonably necessary of one local counsel to the Indemnified Parties, taken as a whole, in any relevant jurisdiction (which may be one special counsel acting across multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, of one additional counsel of the Indemnified Parties, taken as a whole, in each relevant jurisdiction) that may be incurred by any Indemnified Party, in each case arising out of or in connection with or by reason of any investigation, litigation, proceeding or preparation of a defense in connection therewith arising out of the transactions contemplated hereby or the Term Facility and any use made with the proceeds thereof, except (w) claims against BofA Securities in its capacity as Financial Advisor (as defined below), (x) to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith or willful misconduct, (y) to the extent arising from any dispute solely among Indemnified Parties other than any claims against the Administrative Agent or the Lead Arranger or Bank of America in its capacity or in fulfilling its role as the Administrative Agent or the Lead Arranger or any similar role under the Term Facility and not arising out of any act or omission on the part of you or your subsidiaries, and (z) that arise from any material breach of this Commitment Letter by any Indemnified Party or the Lead Arranger or Bank of America as determined in a final, non-appealable judgment of a court of competent jurisdiction; it being understood that your indemnification obligations hereunder shall not be duplicative of any other indemnification obligations owed by you or any of your affiliates to an Indemnified Party in connection with the Transactions under another agreement. You and we also agree that neither you, your affiliates nor any Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) arising out of, related to or in connection with any aspect of the Transactions, for any special, indirect, consequential or punitive, damages; provided that nothing in this sentence shall limit your indemnification obligations set forth above to the extent such special, indirect, consequential or punitive damages payable by an Indemnified Party to a third party are included in any third-party claim in connection with which such Indemnified Party is entitled to indemnification hereunder. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems except to the extent any such damages arise from the gross negligence, bad faith or willful misconduct of such person as determined in a final, non-appealable judgment of a court of competent jurisdiction.

12.    In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, subject to Paragraph 18 below, that: (i) the Term Facility and any related arranging or other services described in this letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Lead Arranger and Bank of America, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (ii) in connection with the process leading to such transactions, each of the Lead Arranger and Bank of America is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) each of the Lead Arranger and Bank of America has not assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby or the process leading thereto (irrespective of whether the Lead Arranger or Bank of America has advised or is currently advising you or your affiliates on other matters) and each of the Lead Arranger and Bank of America has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter; (iv) each of the Lead Arranger and Bank of America and their affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and the Lead Arranger and Bank of America have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) each of the Lead Arranger and Bank of America has not provided any legal, accounting, regulatory or tax advice with respect to any of the financing transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Lead Arranger, Bank of America or any of their affiliates with respect to any breach or alleged breach of fiduciary duty with respect to the Transactions.

13.    The provisions of Sections 3, 6, 7, 8, 9, 10, 11, 12, 15 and 17 shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or undertaking of the Lead Arranger or Bank of America hereunder; provided that if the Term Facility become effective, the provisions of Section 4, 8, 11 and 15 shall be superseded by the Credit Documentation to the extent covered thereby. You may terminate this Commitment Letter at any time subject to the provisions of the preceding sentence.

14.    The Lead Arranger hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), the Lead Arranger is required to obtain, verify and record information that identifies the borrower(s) and the guarantors under the Term Facility, which information includes each such entity’s name and address and other information that will allow the Lead Arranger to identify each such entity in accordance with the Act.

15.    By executing this Commitment Letter, you agree to reimburse or cause to be reimbursed the Lead Arranger, Bank of America and their affiliates from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (limited to, in the case of counsel, the reasonable and documented fees and disbursements of Cahill Gordon & Reindel LLP, as counsel to the Lead Arranger and Bank of America and, if reasonably necessary, one local counsel to the Lead Arranger and Bank of America, taken as a whole, in each appropriate jurisdiction (which may be one special counsel acting across multiple jurisdictions) and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the Lead Arranger and Bank of America, taken as a whole, in each relevant jurisdiction) incurred in connection with the syndication of the Term Facility, the preparation, execution and delivery of this Commitment Letter, the Fee Letter and the Credit Documentation, and enforcement of this Commitment Letter and the Fee Letter. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including, without limitation, fees paid pursuant hereto.

16.    This Commitment Letter shall become effective upon your countersignature of this Commitment Letter in accordance with Section 18 hereof. This Commitment Letter contains the entire understanding of the parties relating to the matters contemplated hereby, superseding all prior agreements or understandings with respect thereto. This Commitment Letter may not be amended, supplemented or waived except by a written instrument executed by the parties hereto. This Commitment Letter may be executed in counterparts, each of which shall be an original, but all of which taken together shall constitute the same instrument. Delivery of an executed counterpart of this Commitment Letter by facsimile or other electronic means, including by email with a “pdf” copy thereof attached, shall constitute an original for purposes hereof.

17.    This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (i) whether any representations and warranties made by or on behalf of, or with respect to, the Borrower or any of its subsidiaries in the Acquisition Agreement have been breached, (ii) whether Athena (and any of Athena’s affiliates that is a party to the Acquisition Agreement) can terminate its (and their) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition) without liability to any of Athena, or any of Athena’s or their respective affiliates, (iii) whether a Material Adverse Effect (as defined in the Acquisition Agreement) has occurred and (iv) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, shall, in each case, be governed by and construed in accordance with the law of the state of Delaware, without regard to the conflicts of law rules of such state. EACH OF YOU, THE LEAD ARRANGER, AND BANK OF AMERICA HEREBY IRREVOCABLY WAIVES ANY, AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER AND THE TRANSACTIONS OR THE ACTIONS OF THE LEAD ARRANGER AND BANK OF AMERICA IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF. Each of you, the Lead Arranger and Bank of America hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Transactions and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding shall be heard and determined in any such court to the extent permitted by law. Each of you, the Lead Arranger and Bank of America waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Commitment Letter is not assignable by you or us without our or your, as applicable, prior written consent (and any purported assignment without such consent shall be null and void) and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

18.    This Commitment Letter and all commitments and undertakings of the Lead Arranger and Bank of America hereunder will expire at 5:00 p.m. (New York City time) on December 19, 2019 unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time

(which may be by facsimile or email transmission), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. If you do so execute and deliver this Commitment Letter and the Fee Letter at or prior to such time, this Commitment Letter shall terminate at the earliest of (a) the date that is five business days after September 20, 2020 (or, to the extent the End Date (as defined in the Acquisition Agreement as in effect on the date hereof) is automatically extended pursuant to the first proviso to Section 8.1(b) of the Acquisition Agreement as in effect on the date hereof, the date that is 90 days after September 20, 2020) (the “Outside Date”); (b) the closing of the Acquisition or the Distribution with or without the use of the Term Facility and (c) the valid termination of the Acquisition Agreement in accordance with its terms (the earliest such date, the “Termination Date”). Upon the occurrence of the Termination Date, this Commitment Letter (subject to Section 13 above) and the commitments of each of Bank of America and BofA Securities hereunder and the agreements of each of Bank of America and BofA Securities to provide the services described herein shall automatically terminate unless Bank of America or BofA Securities, as applicable, shall, in its sole discretion, agree to an extension in writing.

19.    In addition, please note that the Lead Arranger or its affiliate has been retained by Parent as financial advisor (in such capacities, the “Financial Advisor”) to Parent in connection with the Acquisition and the Distribution. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and/or its affiliates and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

20.    Each of the parties hereto agrees that this Commitment Letter and Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to the Financing Conditions.

21.    THIS COMMITMENT LETTER REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

If this Commitment Letter reflects our agreement, please indicate your acceptance by signing in the space below.

Sincerely,

BANK OF AMERICA, N.A.

By:	/s/Brian C. Fox
Name: Brian C. Fox
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/Brian C. Fox
Name: Brian C. Fox
Title: Managing Director

Acknowledged and Agreed as of the date first above written:

CHAMPIONX HOLDING INC.

By:	/s/Daniel J. Schmechel
Name: Daniel J. Schmechel
Title: Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

CHAMPIONX HOLDING INC.

$537 Million Term Facility

Summary of Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the Term Facility. Capitalized terms used without definition in this summary of terms (the “Term Sheet”) have the meanings given such terms in the Commitment Letter to which this Exhibit A is attached.

Transactions

Transactions:	The Borrower (as defined below) has advised the Commitment Parties that (i) the Borrower will enter into an Agreement and Plan of Merger and Reorganization (the “Acquisition Agreement”), by and among an entity identified to us as “Everest” (“Parent”), the Borrower, an entity identified to us as “Athena” (“Athena”) and a newly formed, wholly owned Delaware subsidiary of Athena (“Merger Sub”), pursuant to which the Merger Sub will be merged with and into the Borrower with the Borrower continuing as the surviving corporation of the merger and as a wholly owned subsidiary of Athena (the “Acquisition”), (ii) immediately prior to the Acquisition, (x) the Borrower will obtain a senior secured term loan B facility in an aggregate principal amount of $537 million (the “Term Facility” and the loans thereunder, the “Term Loans”), (y) the Borrower will distribute some or all of the net proceeds of the Term Facility, together with, if applicable, cash on hand, to Parent (the “Cash Payment”) and (z) immediately following the Cash Payment, Parent will effect either (i) a spin-off or (ii) an exchange offer (followed by, if necessary, a spin-off of any remaining unsubscribed equity interests) of all outstanding equity interests of the Borrower to Parent’s shareholders (the “Distribution”), (iii) pursuant to a Commitment Letter (the “Athena Commitment Letter”), dated as of December 18, 2019, by and between Athena and JPMorgan Chase Bank, N.A. (“JPMCB”), Athena will either (x) amend its existing Credit Agreement, dated as of May 9, 2019 (the “Existing Athena Credit Agreement”), by and among Athena, JPMCB, as administrative agent, and the other parties thereto to obtain the Amendment (as defined in the Athena Commitment Letter as in effect on the date hereof) (the Existing Credit Agreement, as amended by the Amendment, the “Amended Athena Credit Agreement”) or (y) obtain the Facility (as defined in the Athena Commitment Letter as in effect on the date hereof) (the “Athena Backstop Facility”) and terminate all commitments under the Existing Athena Credit Agreement, repay all outstanding amounts owing thereunder and obtain a release of all security interests therefor (the “Athena Refinancing”) and (iv) fees and expenses in the foregoing will be paid. The transactions referred to above are collectively referred to as the “Transactions” and the Amended Athena Credit Agreement or, if the Athena Refinancing occurs, the Athena Backstop Facility, as applicable, is referred to herein as the “Relevant Athena Credit Agreement”).

Use of Proceeds:	The Borrower will use the proceeds of the Term Facility to pay, among other things, the Cash Payment and expenses in connection with the Transactions.

Closing Date:	The date of satisfaction of the Financing Conditions (the “Closing Date”).

Parties

Borrower:	ChampionX Holding Inc. (“ChampionX”), a wholly owned subsidiary of Parent, or such other direct or indirect wholly owned domestic subsidiary of ChampionX as ChampionX may request, with the consent of the Lead Arranger (such consent not to be unreasonably withheld, conditioned or delayed) (the “Borrower”).

Documentation Standard:	The definitive documentation for the Term Facility (the “Credit Documentation”) will be consistent with the definitive documentation for the Relevant Athena Credit Agreement except that (i) the Administrative Agent’s standard operational and administrative provisions shall be included and updates shall be made for changes in law following the date of the Relevant Athena Credit Agreement, (ii) from and after the Acquisition, all covenants, representations, warranties, events of default and mandatory prepayment events shall be applicable to Athena and its restricted subsidiaries (which shall include the Borrower) and financial calculations shall be for Athena and its restricted subsidiaries on a consolidated basis, (iii) Athena and the guarantors of the Relevant Athena Credit Agreement (the “Athena Guarantors”) shall guarantee the obligations under the Credit Documentation (the “Term Facility Obligations”) on a pari passu first lien secured basis with the obligations of Athena and the Athena Guarantors under the Relevant Athena Credit Agreement (the “Athena Credit Agreement Obligations”) and the Borrower and its restricted subsidiaries that would be required to become Guarantors pursuant to the Relevant Athena Credit Agreement will guarantee the Athena Credit Agreement Obligations on a pari passu first lien secured basis with the obligations of the Borrower and its restricted subsidiaries in respect of the Term Facility Obligations, with such pari passu security interests to be established pursuant to a customary pari passu intercreditor agreement between the Administrative Agent and the administrative agent under the Relevant Athena Credit Agreement, (iv) all mandatory prepayments from “Excess Cash Flow” and asset sale and casualty proceeds shall be divided between the term loans under the Relevant Athena Credit Agreement and the Term Facility on a pro rata basis based on the amount of obligations outstanding at the time, (v) all maturity and weighted average life to maturity requirements applicable to any indebtedness shall be adjusted to apply to the Term Facility; provided that neither the Borrower nor any of its subsidiaries shall be required to grant a lien on any of their assets prior to the Acquisition and (vi) amendments to the Existing Athena Credit Agreement that are contemplated by paragraph 9 in Schedule I to the Athena Commitment Letter shall only be included in the Credit Documentation to the extent such terms, conditions or provisions are reasonably acceptable to the Lead Arranger and the Borrower (the “Documentation Standard”).

Guarantors:	Consistent with the Documentation Standard.

Sole Lead Arranger:	BofA Securities, Inc. (“BofA”) (the “Lead Arranger”).

Administrative Agent:	Bank of America, N.A. (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Arranger in consultation with the Borrower (collectively, the “Lenders”).

Term Facility

Maturity and Amortization:	The Term Facility will mature on the date that is 7 years after the Closing Date (the “Term Maturity Date”) and will amortize in scheduled quarterly installments (payable on the last day of each fiscal quarter, commencing with the first full fiscal quarter ending after the Closing Date) in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility, with the balance payable on the Term Maturity Date.

Availability:	The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Incremental Loans,

Refinancing Facilities and

Amend & Extend Provisions:

Consistent with the Documentation Standard; provided that (i) there will be a twelve month 50 basis point “MFN provision” applicable to the Term Loans and such “MFN provision” shall also apply to any incremental term loans under the Relevant Athena Credit Agreement and (ii) usage of any incremental “fixed amount” under the Relevant Athena Credit Agreement will reduce availability under the corresponding “fixed amount” in the Credit Documentation.

Certain Payment Provisions

Fees and Interest Rates: As set forth on Annex I.

Optional Prepayments:	Term Loans may be prepaid, without premium or penalty (other than LIBOR breakage costs, if applicable), in minimum amounts to be set forth in the Credit Documentation, at the option of the Borrower; provided that in connection with any “Repricing Transaction” (to be defined in a manner consistent with the Documentation Standard) within six months following the Closing Date, the Borrower will pay a fee equal to 1% of the applicable Term Loans subject to such Repricing Transaction. Optional prepayments of the Term Loans shall be applied to the installments of the Term Loans as directed by the Borrower (or in the absence of direction from the Borrower, in the direct order of maturity).

Mandatory Prepayments:	Consistent with the Documentation Standard.

Collateral	Consistent with the Documentation Standard.

Conditions

Actions between Effective Date and Closing Date:	During the period from and including the effectiveness of the Credit Documentation (the “Effective Date”) and to and including the earlier of the Termination Date and the funding of the Term Loans on the Closing Date, and notwithstanding (i) that any representation given as a condition to the Effective Date (excluding the Specified Representations and Acquisition Representations constituting Financing Conditions) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and financial covenants (excluding compliance on the Closing Date with any covenants constituting Financing Conditions), (iii) any provision to the contrary in the Credit Documentation or (iv) that any condition to the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (unless an event of default under the Credit Documentation shall have occurred and is continuing with respect to nonpayment of fees thereunder or bankruptcy or insolvency of the Borrower) (a) cancel any of its commitments in respect of the Term Facility, (b) rescind, terminate or cancel the Credit Documentation or any of its commitments thereunder or exercise any right or remedy under the Credit Documentation, to the extent to do so would prevent, limit or delay the making of its Term Loan, (c) refuse to participate in making its Term Loan or (d) exercise any right of set-off or counterclaim in respect of its Term Loan to the extent to do so would prevent, limit or delay the making of its Term Loan. Furthermore, (a) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any Financing Condition is not satisfied on the Closing Date and (b) from the Closing Date after giving effect to the funding of the Term Loans on such date, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Conditions Precedent to the Closing Date:	The conditions to the funding of the Term Loans on the Closing Date shall be the conditions set forth on Exhibit B.

Conditions Precedent To All Credit Extensions:	Consistent with the Documentation Standard.

VI.	Certain Documentation Matters

Representations, Warranties, Covenants and Events of Default:	Consistent with the Documentation Standard.

Voting:	Consistent with the Documentation Standard.

Assignments and Participations:	Consistent with the Documentation Standard and the terms of the Commitment Letter; provided that no consent of the Borrower will be required for assignments of Term Loans in the primary syndication of the Term Facility prior to a Successful Syndication.

Yield Protection and Replacement of Lenders:	Consistent with the Documentation Standard.

Defaulting Lenders:	Consistent with the Documentation Standard.

Expenses and Indemnification:	Consistent with the Documentation Standard.

Governing Law and Forum:	Consistent with the Documentation Standard

Others:	Consistent with the Documentation Standard.

Counsel to the Administrative Agent and the Lead Arranger:	Cahill Gordon & Reindel LLP

Annex I

Interest

Interest Rate Options:	The Borrower may elect that the Term Loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Rate; or

the LIBO Rate plus the Applicable Rate;

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by the Administrative Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50% per annum, (iii) the LIBO Rate for a one month interest period on the applicable date plus 1% per annum, (iv) 1.00% per annum.

“Applicable Rate” means, for any day, with respect to any Loans bearing interest based upon Base Rate, 1.50%, and with respect to any Loans bearing interest based upon the LIBO Rate, 2.50%.

“LIBO Rate” means the rate at which eurodollar deposits in the London interbank market for one, two, three or six months (as selected by the Borrower) (or such other period reasonably satisfactory to the Administrative Agent and each of the Lenders) are quoted on the applicable screen; provided that in no event shall the LIBO Rate be less than 0%. The Credit Documentation will contain customary language regarding the replacement of the LIBO Rate.

Interest Payment Dates:	In the case of loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of loans bearing interest based upon the LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	Consistent with the Documentation Standard.

Rate and Fee Basis:	All per annum rates must be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans) for actual days elapsed.

EXHIBIT B

Summary of Additional Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or in the other Exhibits to the Commitment Letter.

The initial extensions of credit under the Term Facility will, subject to the Certain Funds Provisions, be subject to satisfaction (or the substantially concurrent satisfaction, as applicable) of the following conditions precedent:

(i)    The Distribution shall occur substantially concurrently with the initial funding of the Term Facility and (a)(w) the conditions set forth in Section 3.2(c) of the Separation and Distribution Agreement by and among Parent, Athena and the Borrower dated as of the date of this Commitment Letter (the “Distribution Agreement”) shall have been satisfied in all material respects in accordance with the terms of the Distribution Agreement, (x) the conditions set forth in Section 3.2(a) and Section 3.2(b) of the Distribution Agreement shall be satisfied in all material respects in accordance with the terms of the Distribution Agreement substantially concurrently with the funding of the Term Facility, (y) the Distribution Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in any manner that is materially adverse to the interests of the Lenders or the Lead Arranger without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Lead Arranger (it being understood that the granting of any consent under the Distribution Agreement that is not materially adverse to the interests of the Lenders or the Lead Arranger shall not otherwise constitute an amendment or waiver) and (z) the Acquisition shall occur immediately following the Distribution; and (b) the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to in any manner that is materially adverse to the interests of the Lenders or the Lead Arranger without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Lead Arranger (it being understood that (i) the granting of any consent under the Acquisition Agreement that is not materially adverse to the interests of the Lenders or the Lead Arranger shall not otherwise constitute an amendment or waiver and (ii) any amendment to the definition of “Athena Material Adverse Effect” or “Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lead Arranger and the Lenders).

(ii)    Since the date of the Acquisition Agreement, there shall not have occurred any Athena Material Adverse Effect and no Effect (as defined in the Acquisition Agreement) shall have occurred or exist that would reasonably be expected to have, individually or in the aggregate, an Athena Material Adverse Effect.

(iii)    The Acquisition Agreement Representations shall be true and correct to the extent required by the Certain Funds Provision and the Specified Representations shall be true and correct in all material respects (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

(iv)    The Lenders shall have received certification as to the solvency of Athena and its subsidiaries on a consolidated basis (after giving effect to the Transactions) from the chief financial officer of Athena, substantially in the form of Exhibit C to the Commitment Letter.

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(v)    The Lenders shall have received (a) the Credit Documentation executed by the parties thereto, (b) customary opinions of counsel and customary corporate resolutions, certificates, and borrowing notices and (c) subject to the Certain Funds Provisions, evidence that, substantially concurrent with the consummation of the Acquisition, all required documentation relating to the creation, validity, and perfection of the security interests granted in the Collateral by the Borrower and the Guarantors (including the Athena Guarantors (as defined in Exhibit A)) on the Closing Date shall have been entered into.

(vi)    The Lead Arranger shall have received: (A) (i) the unaudited consolidated balance sheets and related statements of income, comprehensive income and cash flows of Athena for any fiscal quarter of Athena ended at least 45 days before the Closing Date (other than the fourth fiscal quarter) and (ii) the unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower for any fiscal quarter of the Borrower ended at least 45 days before the Closing Date (other than the fourth fiscal quarter), (B) (i) Athena’s audited consolidated balance sheet as of each of the two most recently completed fiscal years of Athena ended at least 90 days before the Closing Date and audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years then ended and (ii) the Borrower’s audited consolidated balance sheet as of each of the two most recently completed fiscal years of the Borrower ended at least 90 days before the Closing Date and audited consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years then ended; and (C) a pro forma balance sheet and related statement of operations of Athena and its subsidiaries as of and for the twelve-month period ending at least 45 days before the Closing Date, or, if the most recently complete fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, in each case after giving effect to the Acquisition (collectively, the “Financial Statements”), all of which financial statements shall be prepared in accordance with generally accepted accounting principles in the United States, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments (none of which shall be material). The Lead Arranger hereby acknowledges that Athena’s and/or the Borrower’s public filings with the Securities and Exchange Commission (the “SEC”) on the SEC’s Electronic Data Gathering, Analysis and Retrieval system of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clauses (A) and (B), as applicable, of this paragraph.

(vii)    All fees due to the Administrative Agent, the Lead Arranger and the Lenders on the Closing Date pursuant to the Fee Letter shall have been, or shall substantially concurrently with the initial funding of the Term Facility be, paid, and all expenses to be paid or reimbursed to the Administrative Agent and the Lead Arranger that have been invoiced at least 2 business days’ prior to the Closing Date shall have been, or shall substantially concurrent with the initial funding of the Term Facility be, paid.

(viii)    The Administrative Agent shall have received for distribution to the Lenders, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities with respect to the Borrower and the Guarantors (including the Athena Guarantors (as defined in Exhibit A)) under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, that has been reasonably requested by any Lender at least 10 business days in advance of the Closing Date.

(ix) As of the Closing Date, the Borrower shall have no indebtedness for borrowed money outstanding (including intercompany indebtedness) (other than intercompany indebtedness owed to any member of the Newco Group (as defined in the Acquisition Agreement as in effect on the date hereof)) other than indebtedness under the Term Facility, up to $50,000,000 in the aggregate of drawn letters of credit and up to $55,000,000 in the aggregate outstanding under overdraft lines, cash pooling and foreign subsidiary direct credit facilities.

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EXHIBIT C

[FORM OF] SOLVENCY CERTIFICATE

[    ], 20[    ]

Pursuant to Section [    ] of the Credit Agreement dated as of [    ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ChampionX Holding Inc., a Delaware corporation, as the Borrower, the Lenders party thereto and Bank of America, N.A., as Administrative Agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of [Athena], and not individually, as follows:

I am generally familiar with the businesses and assets of [Athena] and its subsidiaries on a consolidated basis and am duly authorized to execute this Solvency Certificate on behalf of [Athena] and its subsidiaries pursuant to the Credit Agreement.

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

a.    The fair value of the assets of [Athena] and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.    The present fair saleable value of the property of [Athena] and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.    [Athena] and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.    [Athena] and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of [Athena] and not individually, as of the date first stated above.

[ATHENA]

By:
Name:
Title:

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